                                                                    Exhibit (d)7

                                                                 Corporate
                                                                 Investor
[Logo]                                                           Communications,
    CIC                                                          Inc.
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                                                        111 Commerce Road
                                                        Carlstadt, NJ 07072-2586
                                                        (201) 896-1900
                                                        (201) 804-8017 Fax

January 12, 1999

Prospect Street High Income Portfolio, Inc.
60 State Street, Suite 3750
Boston, Massachusetts 02109
Attn.: Ms. Karen J. Thelen
       Secretary

                             RE: RETAINER AGREEMENT

Dear Karen:

In accordance with the terms of this Agreement, The Client indicated below ("The Client") hereby retains Corporate Investor Communications, Inc. ("CIC") to perform the following services ("Services"):

    In connection with the upcoming Rights Offering to shareholders, CIC will conduct a broker/nominee inquiry to ascertain the number of beneficial owners, provide for the distribution of the offering documents to the reorganization departments of each institution and forward additional materials as requested. CIC will respond to the volume of shareholder inquiries regarding the terms of the offer and proper execution of the documents and will monitor the response rate for the duration of the offer. CIC will, if requested, proactively contact registered shareholders and NOBOs to help promote a high level of participation.

1. Fee. In consideration of the Services to be provided, The Client shall pay a Retainer Fee of Four Thousand Dollars ($4,000) ("Retainer Fee") which shall be payable by The Client simultaneously with execution of this Agreement. This Retainer Fee shall be credited against the following fee to be charged to The Client for the Services hereunder:

    The fee for Information Agent is $8,000, based on a distribution of 16,000 sets of offering documents. The fee for contacting NOBOs and registered shareholders, if requested, will include a unit fee of $3.00 per holder contacted, a $300 set-up fee and out-of-pocket expenses related to telephone number lookups. The Client will reimburse CIC for all reasonable out-of-pocket disbursements which may include postage, telephone and courier charges, data transmissions and other expenses approved by The Client.

2. Term/Termination. This Agreement shall commence on the date indicated below and shall continue until CIC has completed the Services required of it hereunder. CIC may terminate this Agreement in the event of default by The Client. Default is defined to inlcude: The Client's failure to pay any amount within thirty (30) days after invoice for said amount is delivered to The lient; if The Client defaults in the performance of any representation, warranty or obligation of The Client set forth herein and such default continues, uncured, for a period of twenty (20) days after delivery of written notice of such default by CIC to The Client.
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3.  Additional Terms and Conditions. This Agreement is subject to the General
    Terms and Conditions set forth on the reverse side hereof.

CORPORATE INVESTOR                                PROSPECT STREET HIGH INCOME
COMMUNICATIONS,INC.                               PORTFOLIO, INC.
                                                  ----------------------------
                                                  [CLIENT]

/s/ Virginia Porcaro
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Authorized Signature                              Authorized Signature

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Virginia Porcaro                                  Name

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Vice President, Corporate Services Group          Title

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January 12, 1999                                  Date


                   PROXY SOLICITATION o MARKET SURVEILLANCE
                 INFORMATION AGENT o SHAREHOLDER COMMUNICATION